Filed Pursuant to Rule 424(b)(5)
Registration No. 333-228268

AMENDMENT NO. 1 DATED APRIL 5, 2021

(To the Prospectus Dated November 15, 2018)

Up to $70,000,000

Common Stock

This Amendment No. 1 to Prospectus (this “Amendment”) amends our prospectus dated November 15, 2018 (File No. 333-228268) (the “Prospectus”). This Amendment should be read in conjunction with the Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectus. This Amendment is not complete without, and may only be delivered or utilized in connection with, the Prospectus, and any future amendments or supplements thereto. Sales of our common stock, if any, pursuant to this Amendment and the Prospectus will be made in sales deemed to be “at the market offerings” as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended, including sales directly on The Nasdaq Global Market or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

On November 8, 2018, we entered into a Controlled Equity OfferingSM Sales Agreement (the “Sales Agreement”) with Cantor Fitzgerald & Co. (“Cantor”), acting as the agent, relating to shares of our common stock, par value $0.0001 per share, offered by the Prospectus, as amended by this Amendment.

This Amendment is being filed to increase the aggregate offering price of the shares of our common stock offered by the Prospectus and that may be sold pursuant to the Sales Agreement. Each reference to “$35,000,000” in the Prospectus is hereby amended to be “$70,000,000”. As of the date of this Amendment, we have sold an aggregate of 8,939,464 shares of our common stock pursuant to the Sales Agreement with an aggregate offering price of approximately $25.9 million, leaving an aggregate offering price of up to approximately $44.1 million remaining under this Amendment.

The validity of the securities offered pursuant to this Amendment will be passed upon for us by Cooley LLP, San Diego, California. Cantor is being represented in this offering by Latham & Watkins LLP, San Diego, California.

Our common stock is listed on the Nasdaq Global Market under the symbol “CDTX.”

Investing in our common stock involves a high degree of risk. See “Risk Factors” contained in the documents we incorporate by reference in the Prospectus, as amended by this Amendment, to read about factors you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this amendment and the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Amendment No. 1 to Prospectus is April 5, 2021.